UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INDEPENDENCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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To Our Stockholders:

We are pleased with the 19% increase in the earnings of Independence Holding Company (“IHC” or the “Company”) in 2014 despite recording significant underwriting losses on major medical as a result of the Affordable Care Act (ACA), which will not reoccur in 2015, and significant amortization of deferred loss, which will be substantially less in 2015.  We are even more positive about our prospects for 2015 and beyond as a result of (1) the exceptional growth in medical stop-loss, our largest line of business, (2) the substantial growth in ancillary or supplemental health lines, the demand for which is growing as a result of the ACA, and (3) the continuing very positive results from a large, profitable block of group disability income in two specialized niches.  We have diversified our products by building blocks of pet insurance and occupational accident business in Texas, and we continue to maintain our life and annuity insurance business.  Moreover, any income derived from the business inuring to the benefit of our 92% owned subsidiary, American Independence Corp. (“AMIC”) or its subsidiaries, will be sheltered by AMIC’s $264 million of net operating loss carry-forwards.

As a result of exiting individual and small group major-medical, beginning in 2015, our underwriting results will no longer be negatively impacted by these lines which have been very unprofitable under the ACA.  Our stop-loss is experiencing significant growth as the market for this product expands, and sales of our ancillary health products (short-term medical, dental, vision, and gap plans) are accelerating as individuals (and, increasingly, groups) seek alternatives to the major-medical offerings on the public exchanges.  The diversification strategy we’ve pursued since the passage of the ACA in 2010 is bearing fruit and we are well positioned to take advantage of the changing distribution landscape, including through our direct-to-consumer tools, sales agencies, private exchange (www.healthedeals.com) and expanding call center channel.  Our disability income will grow organically (and as a result of a larger risk retention), and we expect continued growth in our New York disability benefits law (DBL) line, which has the lowest rates in the industry.

SPECIALTY HEALTH

Stop-Loss

Our total stop-loss block, which is approximately $280 million on a gross basis, makes us one of the top ten writers of this line of business in the nation.  Approximately 86% of this business is produced through our direct writing platform over which we exert complete underwriting control.  Of the remaining 14%, the vast majority of this is written through a managing general underwriter (MGU) in which we own 42% and the rest through one remaining independent MGU.

During 2014, we continued to solidify our position as a top-tier direct writer of stop-loss.  Through a combination of strong new business sales and growth in new initiatives such as group captives, our direct written stop-loss achieved growth of more than 35% for the year, and this momentum continued through the January 2015 business cycle.

Throughout this period of accelerating growth, IHC Risk Solutions (IHCRS) has not lost sight of its primary goal of achieving consistent profitability through disciplined underwriting and pricing.  Following on excellent results on business written in 2011 and 2012, our direct written business is projected to produce a similar result on 2013 written business.  In 2014, our pricing metrics indicate rate levels consistent with prior years and renewal increases at levels consistent with the positive selection bias in our renewal process.

We continued to strengthen our stop-loss operational capabilities by adding staff to support the growth in the business and restructuring key areas such as claims and contracts to improve customer service levels while creating efficiency gains in those functions.  We have seen significant growth in our group captive business as a result of the ACA, and in our CIGNA business as a result of the strength of that relationship.

Fully Insured

Our fully insured segment, excluding the major medical lines of business that we have now exited, accounted for approximately $170 million in 2014.  Of this amount, approximately $95 million was made up of ancillary or supplemental products with the balance coming from pet, occupational accident and other lines.

Our fully insured segment made tremendous strides during 2014 towards accomplishing our long-term goal of converting from primarily a major medical company reliant largely on independent agents to a specialty health company with significant captive distribution.  Our most notable accomplishments include: (1) increasing sales of products not impacted by health care reform by 34% over 2013, and generating a 8.6% underwriting profit on these products before agent incentive programs, (2) developing major national insurance companies (including the “BUCAs”) as significant distributors of our short-term medical (STM) and ancillary products, including our MetalGap product, which supplements ObamaCare plans, (3) establishing HealtheDeals at Work as a private exchange for small employers, (4) expanding our owned call center to 35 seats, and (5) moving all new dental business to our enhanced enterprise platform and contracting to assist a very large payor system in the rollout of its new individual major medical products.

For 2015, we are particularly focused on expanding the distribution of all ancillary products through our owned distribution.  We are delighted to have one of the very few private exchanges (HealtheDeals.com) that caters to individuals and small employers and is transactional.  Other sites are lead producers, but you cannot purchase anything on their sites.  On HealtheDeals.com, you can purchase a major medical plan from a major national carrier while easily purchasing IHC’s ancillary products.  Our call center, which we started in 2013 and doubled our capacity in 2014, was our largest agency during Open Enrollment.  The non-subscriber occupational accident business associated with our affiliate has grown from $6 million of in-force premium at the end of 2013 to approximately $16 million at the end of 2014.  The Company reported a retrospective reserve charge in the fourth quarter of 2014 resulting from large claims and underpricing on certain cases.  The Company has taken action on pricing and, while still early in its development, we continue to expect to achieve our long term profit target on this business.  We expect our pet insurance to grow modestly.

Group Disability and Life

Our current total group disability and life gross premiums are approximately $107 million.  This business was highly profitable in 2014 and is primarily derived from two sources: (1) our thirty-year relationship with an MGA serving school districts and municipalities in the Midwest; and (2) DBL.  The persistency on our existing group block is very high and we’ve enjoyed considerable success in writing new business during the last two years.  During 2013, we increased the size of our DBL block of business by 56% largely due to our success in capturing a significant portion of the block of a large competitor that exited the market.

Individual Life and Annuity Insurance

We produced total gross individual life and annuity premiums of approximately $26 million primarily derived from two sources: (1) closed blocks of life acquired by IHC and (2) individual policies selectively marketed to government workers, senior citizens and members of the military.  We expect some growth in individual life sales, but the other lines of business should be relatively constant.

CONCLUSION

IHC has transitioned into a specialty health insurance company with growing blocks of stop-loss, ancillary health and disability.  We emphasize controlled distribution that writes of higher-margin lines of business that are exempt from many of the requirements of the ACA.  We are a leader in the markets in which we operate because we have:

•

an experienced management team with long-term relationships in the industry;

•

three innovative, well-capitalized insurance carriers with a stable rating of A- (Excellent) from A.M. Best Company;

•

a significant, profitable stop-loss line written on a direct basis that grew 35% during 2014, and which we expect will continue growing rapidly in 2015; and

•

a broad and balanced array of products and expertise that are increasingly in demand as a result of health care reform.

Accordingly, we are optimistic as to our operating results for 2015 and beyond; however, we would not be able to have this optimism without the extraordinary efforts of our dedicated team of employees, officers and directors, and without the continuing support of our stockholders.

Very truly yours,

Roy T.K. Thung

Chief Executive Officer, President

and Chairman

Dated: April 2, 2015

www.ihcgroup.com

Certain statements and information contained in this document may be considered “forward-looking statements,” such as statements relating to our views with respect to future events and financial performance.  Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which we operate, new federal or state governmental regulation, our ability effectively to operate, integrate and leverage any past or future strategic acquisition, and other factors that may be found in our filings with the Securities and Exchange Commission.  We expressly disclaim any duty to update these forward-looking statements unless required by applicable law.

INDEPENDENCE HOLDING COMPANY

___________________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2015

___________________________________________________________

Dear Stockholders:

We cordially invite you to attend the 2015 Annual Meeting of Stockholders of Independence Holding Company (“IHC” or the “Company”).  Our 2015 Annual Meeting will be held on Friday, May 15, 2015 at 10:00 a.m. EDT and will be our second completely virtual meeting of stockholders.  You will be able to attend the 2015 Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/IHC2015.  To enter the meeting, you must have your twelve-digit control number that is shown on your Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card if you receive the proxy materials by mail.  You will not be able to attend the Annual Meeting in person.

Details regarding logging onto and attending the meeting over the website and the business to be conducted are described in the Notice you received in the mail.  We have also made available a copy of our 2014 Annual Report with this Proxy Statement.  We encourage you to read our Annual Report.  It includes our audited financial statements and provides information about our business and products.

The purpose of the meeting is to:

1.	elect seven directors, each for a term of one year;

2.	ratify the appointment of KPMG LLP as IHC’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	transact any other business that may properly come before the meeting.

Only stockholders of record at the close of business on March 18, 2015 may vote at the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors,
Loan Nisser
Vice President and Secretary
April 2, 2015

HOW TO VOTE:  Your vote is important.  Whether or not you plan to attend the meeting, we hope you will vote as soon as possible.  You may vote over the Internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.  Please review the instructions on each of your voting options described in this Proxy Statement as well as in the Notice you received in the mail.

2015 PROXY STATEMENT

____________________

TABLE OF CONTENTS

Page
INFORMATION ABOUT THE ANNUAL MEETING	2
What is the purpose of the annual meeting and why is it being held over the Internet?	2
Who is entitled to vote?	2
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	2
How do I vote by proxy?	2
Am I entitled to vote if my shares are held in “street name”?	2
How many shares must be present to hold the online meeting?	3
What if a quorum is not present at the online meeting?	3
What do I need in order to be able to attend the online meeting?	3
How can I vote my shares during the online meeting?	3
How can I vote my shares without attending the online meeting?	3
Is there a deadline for submitting proxies electronically or by telephone or mail?	3
Can I revoke my proxy and change my vote?	4
Who can participate in the online meeting?	4
Will my vote be kept confidential?	4
Who will count the votes?	4
How does the Board of Directors recommend I vote on the proposals?	4
What if I do not specify how my shares are to be voted?	4
Will any other business be conducted at the meeting?	4
How many votes are required to elect the director nominees?	5
What happens if a nominee is unable to stand for election?	5
How many votes are required to ratify the appointment of IHC’s independent registered public accounting firm for the fiscal year ended December 31, 2015?	5
How will abstentions be treated?	5
How will broker non-votes be treated?	5
STOCK OWNERSHIP	6
Directors and Executive Officers	6
Significant Stockholders	6
Section 16(a) Beneficial Ownership Reporting Compliance	7
CORPORATE GOVERNANCE MATTERS	8
Corporate Governance Documents	8
Director Independence	8
Board Leadership Structure	8
Board Role in Risk Oversight	9
Audit Committee Financial Expert	9
Executive Sessions of Non-Management Directors	9
Communications with Directors	9
Nomination of Director Candidates	9
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS	11
Meetings	11
Committees	11
Attendance at Annual Meeting of Stockholders	11
EXECUTIVE OFFICERS	12
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	13
Compensation Committee Interlocks and Insider Participation	13
Transactions with Management and Other Relationships	13
PROPOSAL 1 - ELECTION OF DIRECTORS	14
Nominees for Election to the Board	14

i

DIRECTORS’ COMPENSATION	18
Director Summary Compensation	18
EXECUTIVE COMPENSATION	19
Compensation Discussion and Analysis	19
Compensation Committee Report	22
Compensation Risk Assessment	23
Summary Compensation Table	23
Outstanding Equity Awards at Fiscal Year-End	25
Potential Payments to Named Executive Officers	26
Stock Incentive Plans	28
Equity Compensation Plans	28
REPORT OF THE AUDIT COMMITTEE	29
AUDIT AND NON-AUDIT FEES	30
PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	31
Appointment of Independent Registered Public Accounting Firm	31
Vote Required for Ratification	31
OTHER MATTERS	32
ADDITIONAL INFORMATION	32
Proxy Solicitation	32
Stockholder Proposals for 2016 Annual Meeting	32

ii

Independence Holding Company

96 Cummings Point Road

Stamford, Connecticut 06902

(203) 358-8000

www.ihcgroup.com

2015 PROXY STATEMENT

IHC’s Board of Directors (the “Board”) is furnishing you this proxy statement in connection with the solicitation of proxies for use at the 2015 Annual Meeting of Stockholders to be held via live webcast on the Internet at www.virtualshareholdermeeting.com/IHC2015 on Friday, May 15, 2015 at 10:00 a.m. EDT.  At the meeting, stockholders will vote on the following proposals:

•	elect seven directors, each for a term of one year;

• .	ratify the appointment of KPMG LLP as IHC’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	transact any other business that may properly come before the meeting.

Stockholders also will consider any other matter that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy (via the Internet, telephone or mail), you authorize Ms. Teresa A. Herbert, IHC’s Chief Financial Officer and Senior Vice President, and Ms. Loan T. Nisser, IHC’s VP and Secretary, to represent you and vote your shares at the meeting in accordance with your instructions.  They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

IHC’s 2014 Annual Report, which includes IHC’s audited financial statements, is being made available to IHC’s stockholders concurrently herewith.  Although the 2014 Annual Report is being made available concurrently with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first making this proxy statement and accompanying materials available to stockholders on or about April 2, 2015.

We will be hosting the 2015 Annual Meeting live via the Internet.  A summary of the information you need to attend the meeting online is provided below:

•	Any stockholder can attend the 2015 Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/IHC2015;

•	Webcast starts at 10:00 a.m. EDT;

•	Stockholders may vote and submit questions while attending the 2015 Annual Meeting on the Internet; and

•	Stockholders need a twelve-digit control number to join the 2015 Annual Meeting.

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE OR BY MAIL.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the 2015 Annual Meeting and why is it being held over the Internet?

At the 2015 Annual Meeting, the stockholders will be asked to:

•	elect seven directors, each for a term of one year;

• .	ratify the appointment of KPMG LLP as IHC’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	transact any other business that may properly come before the meeting.

The 2015 Annual Meeting is being held on a virtual-only basis in order to reach the broadest number of stockholders possible and to save costs relative to holding a physical meeting.  A number of prominent publicly traded Delaware companies have held virtual-only meetings.

Who is entitled to vote?

The record date for the meeting is March 18, 2015.  Only stockholders of record at the close of business on that date are entitled to vote at the meeting.  The only class of stock entitled to be voted at the meeting is IHC common stock.  Each outstanding share of common stock is entitled to one vote for all matters before the meeting.  At the close of business on the record date, there were 17,337,673 shares of IHC common stock outstanding.

A list of stockholders entitled to vote at the annual meeting will be available for examination on the Internet through the virtual web conference during the annual meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials, including this proxy statement and our 2014 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies.  If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials.  Most stockholders will not receive printed copies of the proxy materials unless they request them.  Instead, the Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet.  The Notice also instructs you as to how you may submit your proxy on the Internet.  If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.  If you vote by Internet or telephone, please do not also mail your proxy card.

How do I vote by proxy?

You may vote by proxy using the Internet or telephone by following the instructions on your Notice.  If you requested a printed set of materials, you may also vote by mail by signing, dating and returning the proxy card.

Please note that there are separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account).  In either case, you must follow the procedures described in your Notice.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name.”  If your shares are held in street name, the proxy materials are being made available to you by your bank, brokerage firm or other nominee (the “record holder”), along with voting instructions.  As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.  If you do not give instructions to your record holder, it will nevertheless be entitled to vote your shares in its discretion on the ratification of the appointment of the independent registered public accounting firm (Proposal 2), but not on the election of directors (Proposal 1).

As the beneficial owner of shares, you are invited to attend the annual meeting.  If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

How many shares must be present to hold the online meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum.  Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the online meeting?

If a quorum is not present or represented at the meeting, the holders of a majority of the shares entitled to vote at the meeting who are present in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting until a quorum is present or represented.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

What do I need in order to be able to attend the online meeting?

The Company will be hosting the 2015 Annual Meeting live online.  You can attend the 2015 Annual Meeting live online at www.virtualshareholdermeeting.com/IHC2015.  The webcast will start at 10:00 a.m. EDT.  You may vote and submit questions while attending the meeting online.  You will need the twelve-digit control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the meeting.

How can I vote my shares during the online meeting?

Shares held in your name as the stockholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/IHC2015 during the meeting.  You will need your twelve-digit control number found in the Notice.  Shares held beneficially in street name may be voted by you at the meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the online meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the online meeting.

How can I vote my shares without attending the online meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the online meeting.  If you are a stockholder of record, you may vote by proxy.  You can vote by proxy over the Internet or telephone by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card.  If you hold shares beneficially in street name, you may also vote by proxy over the Internet or telephone, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Is there a deadline for submitting proxies electronically or by telephone or mail?

Proxies submitted electronically or by telephone as described above must be received by 11:59 pm EDT on May 14, 2015.  Proxies submitted by mail should be received before 10:00 am EDT on May 14, 2015.

Can I revoke my proxy and change my vote?

You may change your vote at any time prior to the taking of the vote at the online meeting.  If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to IHC’s Secretary at Independence Holding Company, 485 Madison Avenue, 14th Floor, New York, New York 10022 prior to your shares being voted, or (3) attending the online meeting and voting.  Attendance at the online meeting will not cause your previously granted proxy to be revoked unless you specifically so request.  For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the online meeting and voting.

Who can participate in the online meeting?

Only stockholders eligible to vote or their authorized representatives in possession of a valid twelve-digit control number will be admitted as participants to the online meeting.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and not disclosed to IHC unless:

•

required by law;

•

you expressly request disclosure on your proxy; or

•

there is a proxy contest.

Who will count the votes?

Broadridge Financial Solutions, an independent third party, will tabulate and certify the votes.  A representative of Broadridge Financial Solutions will serve as the inspector of election.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote:

•

FOR the election of the seven nominees to the Board; and

•

FOR the ratification of the appointment of KPMG as IHC’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, your shares will be voted:

•

FOR the election of the seven nominees to the Board; and

•

FOR the ratification of the appointment of KPMG as IHC’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Will any other business be conducted at the meeting?

IHC’s by-laws require stockholders to give advance notice of any proposal intended to be presented at the meeting.  The deadline for this notice has passed and we have not received any such notices.  If any other matter properly comes before the stockholders for a vote at the online meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

The affirmative vote of a plurality of the votes cast at the online meeting is required to elect the seven nominees as directors.  This means that the seven nominees will be elected if they receive more affirmative votes than any other person.  The proxy card enables you to vote FOR all nominees proposed by the Board, to WITHHOLD authority for all nominees or to vote FOR ALL EXCEPT one or more of the nominees being proposed.  Voting for all nominees except those you list on the proxy card is the equivalent of withholding your vote for those directors you have listed.  If you vote “Withheld” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

How many votes are required to ratify the appointment of IHC’s independent registered public accounting firm for the fiscal year ending December 31, 2015?

The ratification of the appointment of KPMG as IHC’s independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of a majority of the shares present at the online meeting or by proxy and entitled to vote.  The proxy card enables you to vote FOR or AGAINST the proposal or ABSTAIN from voting on the proposal.  Abstentions will have the same practical effect as votes against the proposal.

How will abstentions be treated?

Abstentions will be treated as shares present for quorum purposes and entitled to vote, and will have the same practical effect as votes against a proposal.

How will broker non-votes be treated?

Broker non-votes will be treated as shares present for quorum purposes.  Your broker will be entitled to vote your shares in its discretion on the ratification of the appointment of the independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2) without your voting instructions, but not on the election of directors (Proposal 1).

STOCK OWNERSHIP

Directors and Executive Officers

The following table sets forth certain information concerning the number of shares of our common stock beneficially owned based on 17,337,673 issued and outstanding shares of common stock as of March 18, 2015 (the “Record Date”) by: (i) each of our directors, and (ii) each of our named executive officers.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.  Other than as described in the notes to the table, we believe that all persons named in the table have sole voting and investment power with respect to shares beneficially owned by them.  All share ownership figures include shares issuable upon exercise of options or warrants exercisable within 60 days of the Record Date, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

The address of each individual named below is c/o IHC at 96 Cummings Point Road, Stamford, Connecticut 06902.

Name of Beneficial Owner	Number of Shares		Percent of Class
Mr. Larry R. Graber	100,285	(1)	*
Ms. Teresa A. Herbert	131,987	(2)	*
Mr. Michael Kemp	13,515		*
Mr. David T. Kettig	158,435	(3)	*
Mr. Allan C. Kirkman	19,701		*
Mr. John L. Lahey	15,675		*
Mr. Steven B. Lapin	122,162	(4)	*
Mr. James G. Tatum	31,701		*
Mr. Roy T. K. Thung	545,750	(5)	3.1%
All directors, nominees for director and executive officers as a group (9 persons)	1,139,211		6.4%

*

Represents less than 1% of the outstanding common stock.

(1)

Includes 55,000 shares of common stock underlying stock options exercisable within sixty (60) days from the date hereof.

(2)

Includes 74,800 shares of common stock underlying stock options exercisable within sixty (60) days from the date hereof.

(3)

Includes 77,800 shares of common stock underlying stock options exercisable within sixty (60) days from the date hereof.

(4)

Excludes the 9,145,226 shares of common stock held by Geneve Holdings, Inc., of which the named individual is an officer.

(5)

Includes 258,500 shares of common stock underlying stock options exercisable within sixty (60) days from the date hereof.  Excludes the 9,145,226 shares of common stock held by Geneve Holdings, Inc., of which the named individual is an officer.

Significant Stockholders

The following table sets forth certain information concerning the number of shares of our common stock beneficially owned based on 17,337,673 issued and outstanding shares of common stock as of  the Record Date by certain persons known by IHC to own beneficially more than five percent of the outstanding shares of IHC common stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.  Other than as described in the notes to the table, we believe that all persons named in the table have sole voting and investment power with respect to shares beneficially owned by them.  All share ownership figures include shares issuable upon exercise of options or warrants exercisable within 60 days of the Record Date, which are deemed outstanding and beneficially owned by such person for purposes of computing its percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name	Number of Shares	Percent of Class
Geneve Holdings, Inc. (1)	9,145,226	52.75%
Dimensional Fund Advisors LP. (2)	962,504	5.55%

(1)

According to (i) information disclosed in Amendment No. 35 to Schedule 13D dated May 9, 2001 of Geneve Holdings, Inc. (“GHI”), a private diversified financial holding company, supplemented by (ii) information provided to IHC by GHI in response to a questionnaire.  GHI is a member of a group consisting of itself and certain of its affiliates that together hold the shares of common stock of IHC.  The address of GHI is 96 Cummings Point Road, Stamford, Connecticut 06902.

(2)

According to information disclosed in Amendment No. 3 to Schedule 13G, reporting as of December 31, 2014 (the “Schedule 13G”),  Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds.  In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of IHC that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of IHC held by the Funds.  However, all shares of IHC’s common stock reported in the Schedule 13G are owned by the Funds.  Dimensional disclaims beneficial ownership of such securities.  In addition, its filing of the Schedule 13G shall not be construed as an admission that it or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934, as amended.  The address of Dimensional Fund Advisors LP is Palisades West, Building 1, 6300 Bee Cave Road, Austin, Texas 78746

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of IHC and persons who own more than ten percent (10%) of IHC common stock to file with the U.S. Securities and Exchange Commission (“SEC”) initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of IHC’s common stock.  Such directors, officers and greater-than-ten-percent stockholders are required to furnish IHC with copies of the Section 16(a) reports they file.  The SEC has established specific due dates for these reports, and IHC is required to disclose in this proxy statement any late filings or failures to file.

Based solely upon a review of the copies of the Section 16(a) reports (and any amendments thereto) furnished to IHC and written representations from certain reporting persons that no additional reports were required, IHC believes that its directors, reporting officers and greater-than-ten-percent stockholders complied with all these filing requirements for the fiscal year ended December 31, 2014.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Documents

In furtherance of its longstanding goals of providing effective governance of IHC’s business and affairs for the long-term benefit of stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability, the Board has adopted:

•

a Code of Business Ethics that applies to IHC’s Chief Executive Officer and President, Chief Operating Officer, Chief Financial Officer, controller and other IHC employees performing similar functions (the “Code of Ethics”);

•

a Corporate Code of Conduct that applies to all employees, officers and directors of IHC and its subsidiaries and affiliates (the “Code of Conduct”);

•

Corporate Governance Guidelines (“Guidelines”) to advance the functioning of the Board and its committees and set forth the Board’s expectations as to how it should perform its functions; and

•

written charters for its Audit and Compensation Committees of the Board (the “Charters”).

The Code of Ethics, Code of Conduct, the Guidelines and the Charters can be found on IHC’s website at www.ihcgroup.com, and are also available in print to any stockholder who requests them.  The information on IHC’s website, however, is not incorporated by reference in, and does not form part of, this proxy statement.  The Board does not anticipate modifying the Code of Ethics or the Code of Conduct, or granting any waivers to either, but were any such waiver or modification to occur, it would promptly be disclosed on IHC’s website.

Director Independence

As a company listed on the New York Stock Exchange (“NYSE”), IHC uses the definition of independence prescribed in the NYSE Listed Company Manual (the “Manual”).  Each of Messrs. Kirkman, Tatum and Lahey met such independence requirements.  The Board has affirmatively determined that none of them had any material relationship with IHC at all applicable times during 2014.

IHC qualifies as a “controlled company,” as defined in Section 303A.00 of the Manual, because more than 50% of IHC’s voting power is held by Geneve Holdings, Inc. (“GHI”).  Therefore, IHC is not subject to certain NYSE requirements that would otherwise require IHC to have: (i) a majority of independent directors on the Board (Manual Section 303A.01); (ii) compensation of IHC’s executive officers determined by a compensation committee composed solely of independent directors (Manual Section 303A.04); or (iii) director nominees selected, or recommended for the Board’s selection, by a nominating committee composed solely of independent directors (Manual Section 303A.05).

Of IHC’s directors, none of Messrs. Graber, Kettig, Lapin or Thung is independent under the NYSE’s standards.

For each independent director, after reasonable investigations and in reliance on representations by such independent director to IHC, IHC believes there is no transaction, relationship or arrangement between each such director not disclosed in this proxy statement under the caption “Certain Relationships and Related Transactions.”

Board Leadership Structure

The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant.  To this end, the Board has no policy mandating the combination or separation of the roles of Chairman and CEO and believes the matter should be discussed and considered from time to time as circumstances change.  Currently, Mr. Roy T.K. Thung is both our CEO and Chairman.

Board Role in Risk Oversight

The Board administers its risk oversight function directly and through its Audit Committee.  The Board and the Audit Committee regularly discuss with management, and the Company’s independent auditors and internal auditor, our major risk exposures, their potential financial impact on the Company, and the steps we take to manage these risks.

In general, management is responsible for the day-to-day management of the risks the Company faces, while the Board, acting as a whole and through the Audit Committee, has responsibility for the oversight of risk management.  In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  Senior management attends the regular quarterly meetings of the Board and is available to address questions and concerns raised by the Board on risk management-related and other matters.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements.  In addition, the Audit Committee discusses policies with respect to risk assessment and risk management with management, internal audit and the independent auditors.

The Audit Committee assists the Board with oversight of risk management by reviewing the Company’s financial statements and meeting with the Company’s independent auditors and internal auditor at regularly scheduled meetings of the Audit Committee, to review their reports on the adequacy and effectiveness of our internal audit and internal control systems, and discusses with management the Company’s major financial risks and exposures and the steps management has taken to monitor and control such risks and exposures.

Audit Committee Financial Expert

The Board has determined that at least one member of the Audit Committee, Mr. Tatum, is an audit committee financial expert as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Executive Sessions of Non-Management Directors

Non-management Board members meet without management present at least twice annually, at regularly scheduled executive sessions.  At least once a year, such meetings include only the independent members of the Board.  Mr. Kirkman presides over meetings of the non-employee and independent directors.

Communications with Directors

You may communicate directly with any member or committee of the Board by writing to: IHC Board of Directors, c/o Corporate Secretary, 485 Madison Avenue, 14th Floor, New York, New York 10022.  Please specify to whom your letter should be directed.  The Corporate Secretary of IHC will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in her opinion, deals with the functions of the Board or its committees or that she otherwise determines requires the attention of any member, group or committee of the Board.  Board members may, at any time, review a log of all correspondence received by IHC that is addressed to Board members and request copies of any such correspondence.

Interested parties who wish to communicate with non-management IHC directors, or with the presiding director of the Board’s executive sessions, may do so by writing to IHC Board of Directors, c/o Corporate Secretary, Attn: Non-management Directors or the Presiding Director for executive sessions, as applicable, 485 Madison Avenue, 14th Floor, New York, New York 10022.  All such mail received will first be opened and screened for security purposes.

Nomination of Director Candidates

In light of GHI’s  majority voting power, the Board has determined that the Board, rather than a nominating committee, is the most appropriate body to identify director candidates and select nominees for presentation at the annual meeting of stockholders.  In making nominations, the Board seeks candidates with outstanding business experience who will bring such experience to the management and direction of IHC.  The minimum criteria employed by the Board in its selection of candidates is set forth in the Guidelines, along with certain other factors that inform the selection process.  All directors serving on the Board participate in the consideration of director nominees.  Furthermore, in light of GHI’s voting power, the Board has determined that no policy with respect to consideration of candidates recommended by security holders other than GHI’s would be appropriate.

The Board does not have a formal policy with respect to diversity.  However, the Board seeks to have a Board that reflects an appropriate balance of knowledge, experience, skills, expertise and diversity, as applicable to our industry.  The Board assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings

During 2014, the Board held four formal meetings.  Each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board; and (ii) the total number of meetings held by all committees of the Board on which he served, during the applicable period.

Committees

The Board has standing Audit and Compensation Committees.  Committee memberships are as follows:

Audit Committee

Compensation Committee

Mr. James G. Tatum (Chairman)

Mr. Allan C. Kirkman (Chairman)

Mr. Allan C. Kirkman

Mr. John L. Lahey

Mr. John L. Lahey

Mr. James G. Tatum

Audit Committee.  The principal functions of the Audit Committee are to: (i) select an independent registered public accounting firm; (ii) review and approve management’s plan for engaging IHC’s independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of IHC’s independent registered public accounting firm; (iii) review IHC’s annual financial statements and other financial reports which require approval by the Board; (iv) oversee the integrity of IHC’s financial statements, IHC’s systems of disclosure controls and internal controls over financial reporting and IHC’s compliance with legal and regulatory requirements; (v) review the scope of audit plans of IHC’s internal audit function and independent registered public accounting firm and the results of their audits; and (vi) evaluate the performance of IHC’s internal audit function and independent registered public accounting firm.

The Audit Committee met four times during 2014.  Each of its members meets the independence requirements of the NYSE and applicable SEC rules and regulations.  The Audit Committee and the Board have determined that each member of the Audit Committee is financially literate and that Mr. Tatum qualifies as an “audit committee financial expert,” as such term is defined in Item 401(h)(2) of Regulation S-K promulgated by the SEC.

Compensation Committee.  The Compensation Committee assists the Board in fulfilling its responsibilities with regard to compensation matters, is responsible for determining or ratifying (as the case may be) the compensation of IHC’s executive officers and administers IHC’s 2006 Stock Incentive Plan.  The Compensation Committee met once during 2014.  The Compensation Committee has sole authority to determine the compensation for IHC’s Chief Executive Officer and President.

Attendance at Annual Meeting of Stockholders

Each IHC director is expected to be online for the Annual Meeting of Stockholders.  At last year’s annual meeting, every IHC director attended online.

EXECUTIVE OFFICERS

Except for Messrs. Graber, Kettig and Thung, who serve as (and are nominated to continue as) IHC directors, set forth below is information about each executive officer of IHC, including such officer’s name, age, all positions and offices held with IHC and its material affiliates and principal occupations and business experience during the past five years.  IHC’s officers are elected by the Board, each to serve until his or her successor is elected and has qualified, or until his or her earlier resignation, removal from office or death.

Ms. Teresa A. Herbert, 53

Chief Financial Officer and Senior Vice President

For more than the past five years, Chief Financial Officer and Senior Vice President; for more than the past five years, Vice President of Geneve Corporation, a private company controlled by Geneve Holdings, Inc., a private diversified holding company; for more than the past five years, Chief Financial Officer and Senior Vice President of American Independence Corp., a public company traded on Nasdaq and a majority-owned subsidiary of the Company (“AMIC”); since March 2011, a director of AMIC.

Mr. Michael Kemp, 54

Chief Underwriting Officer and Senior Vice President

Since March 2012, Chief Underwriting Officer and Senior Vice President; since March 2012, President of IHC Risk Solutions, LLC, a wholly owned subsidiary of IHC; since 2013, Chief Underwriting Officer and Senior Vice President of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of IHC; since 2013, Senior Vice President of Madison National Life Insurance Company, Inc., a wholly owned subsidiary of IHC; since January 2014, Director and since 2013, Chief Underwriting Officer and Senior Vice President, of Independence American Insurance Company, a wholly owned subsidiary of IHC; from 2003 to 2012, President of ReAct Consulting International, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

Messrs. Kirkman, Lahey and Tatum served on the Compensation Committee of the Board during fiscal year 2014.

Transactions with Management and Other Relationships

With GHI

IHC and Geneve Holdings, Inc. (“GHI”), IHC’s controlling stockholder, operate under cost-sharing arrangements pursuant to which certain items are allocated between the two companies.  During 2014, IHC paid GHI (or accrued for payment thereto) approximately $444,000 under such arrangements, and paid or accrued approximately an additional $113,000 for the first quarter of 2015.  Such cost-sharing arrangements include GHI’s providing IHC with the use of office space as IHC’s corporate headquarters for annual consideration of $157,000 in 2014.  The foregoing arrangement is subject to the annual review and approval of the Audit Committee, and IHC’s management believes that the terms thereof are no less favorable than could be obtained by IHC from unrelated parties on an arm’s-length basis.

With Southern Life and Health Insurance Company

Southern Life and Health Insurance Company (“Southern”) is controlled by GHI.  During 2014, IHC and its subsidiaries paid approximately $39,000 to Southern in connection with Southern’s lease of real property to a subsidiary of IHC and provision of certain administrative services, and paid or accrued in respect thereof approximately an additional $4,000 for the first quarter of 2015.

Review, Approval, or Ratification of Transactions with Related Persons

Section 5.7 of IHC’s by-laws provide that no contract or transaction between IHC and one or more of its directors or officers (or their affiliates) is per se void (or voidable) if, among other things, the material facts as to the relevant relationships and interests were disclosed to the Board (or the relevant committee thereof) and the transaction in question was approved by a majority of the disinterested directors voting on the matter.  The Audit Committee’s charter requires the Audit Committee to review and approve all interested-party transactions, and IHC’s other governance documents specifically prohibit various conflicts of interest and impose disclosure requirements in connection with any potential conflict of interest.

The Audit Committee has reviewed and approved each of the related-party transactions set forth above.  IHC is not aware of any transaction reportable under paragraph (a) of Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, in respect of 2014, that was not so reviewed and approved.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board currently consists of seven members.  All of IHC’s directors are elected at each annual meeting of stockholders and hold office until the next annual meeting of stockholders.  The Board proposes that each of the seven current directors be re-elected to the Board.  Each of the directors elected at this annual meeting will hold office until the annual meeting of stockholders to be held in 2016 and until his successor is duly elected and qualified.  The Company believes that its Board as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to the Company's operations and interests.  In addition to considering a candidate's background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the seven nominees as directors.  This means that the seven nominees will be elected if they receive more affirmative votes than any other person.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES.

The following table sets forth, with respect to each nominee, his name, age, principal occupation, employment during at least the past five years, the year he was first elected an IHC director and directorships held in other public companies.

NOMINEES FOR ELECTION TO THE BOARD

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships and Qualifications

Mr. Larry R. Graber 2000	65

Since March 2012, Chief Life and Annuity Actuary and Senior Vice President of IHC; for more than five years prior thereto, Senior Vice President — Life and Annuities of IHC; for more than the past five years, a director and President of Madison National Life Insurance Company, Inc., a wholly owned subsidiary of IHC; for more than the past five years, a director and President of Southern Life and Health Insurance Company, an insurance company and wholly owned subsidiary of  Geneve Holdings, Inc., the controlling shareholder of IHC, with principal offices in Homewood, Alabama; for more than the past five years, a director of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of IHC.

The experiences, qualifications, attributes or skills that led the Board to conclude that Mr. Graber should serve as one of IHC’s directors are described as follows:  Mr. Graber has extensive experience in many facets of the insurance business, particularly relating to the acquisition and administration of blocks of life insurance.

Mr. Allan C. Kirkman 1980	71

For more than the past five years, a member of each of the Audit Committee and the Compensation Committee; since March 2011, Chairman of the Compensation Committee.  For more than five years prior to his retirement in October 2005, Executive Vice President of Mellon Bank, N.A., a national bank.

The experiences, qualifications, attributes or skills that led the Board to conclude that Mr. Kirkman should serve as one of IHC’s directors are described as follows:  Mr. Kirkman has extensive experience in diverse, complex businesses and transactions, including that involving public companies in the financial services fields.

Mr. David T. Kettig 2011	56

Since February 2015, Chief Operating Officer, Senior Vice President and Acting General Counsel of IHC; since April 2009, Chief Operating Officer and Senior Vice President of IHC; since August 2013, President of American Independence Corp., a public company traded on Nasdaq and a majority-owned subsidiary of IHC (“AMIC”); from April 2009 to March 2012, Chief Operating Officer and Senior Vice President of AMIC; since March 2011, a director of AMIC; for more than the past five years, President and a director of Independence American Insurance Company, a wholly owned subsidiary of AMIC; since March 2012, President and since May 2012, a director of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of IHC.

The experiences, qualifications, attributes or skills that led the Board to conclude that Mr. Kettig should serve as one of IHC’s directors are described as follows:  Mr. Kettig has extensive experience in diverse, complex businesses and transactions, corporate governance, legal affairs, risk management, and insurance.

Mr. John L. Lahey 2006	68

For more than the past five years, a member of the Audit Committee; since March 2011, a member of the Compensation Committee; since March 1987, President of Quinnipiac University, a private university located in Hamden, Connecticut; since 1995, a member of the Board of Trustees of Yale-New Haven Hospital, a hospital located in New Haven, Connecticut; since 1994, a director of the UIL Holdings Corporation, a publicly held utility holding company with principal offices in New Haven, Connecticut; since 2004, a director of Alliance for Cancer Gene Therapy, the only national non-profit organization committed exclusively to cancer gene and cell therapy research; since June 2006, a director of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of IHC.  Mr. Lahey also serves as a director and Vice Chairman of the Board of the New York City St. Patrick’s Day Parade, Inc.

The experiences, qualifications, attributes or skills that led the Board to conclude that Mr. Lahey should serve as one of IHC’s directors are described as follows: Mr. Lahey has extensive executive experience in major organizations and has valuable expertise in management and corporate governance.

Mr. Steven B. Lapin 1991	69

For more than the past five years, Vice Chairman of the Board of Directors of IHC; since March 2011, Chairman of the Board of Directors, Chief Executive Officer and President of Geneve Corporation (“Geneve”), a wholly-owned subsidiary of Geneve Holdings, Inc., IHC’s controlling stockholder (“GHI”); for more than five years prior to March 2011,  President and Chief Operating Officer and a director of Geneve; for more than the past five years, a director of The Aristotle Corporation (“Aristotle”), a private company controlled by GHI; for more than the past five years prior to March 2011, President and Chief Operating Officer of Aristotle; since March 2011, Chairman, Chief Executive Officer and President of Aristotle; since April 2011, a director of American Independence Corp., a public company traded on Nasdaq and majority-owned subsidiary of IHC; for more than the past five years, a director of Madison National Life Insurance Company, Inc., a wholly owned subsidiary of IHC; for more than the past five years, a director of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of IHC.

The experiences, qualifications, attributes or skills that led the Board to conclude that Mr. Lapin should serve as one of IHC’s directors are described as follows:  Mr. Lapin has extensive experience in diverse, complex businesses and transactions, corporate governance of public companies, risk management and insurance.

James G. Tatum, C.F.A. 2000	73

Since June 2002, Chairman of the Audit Committee; for more than the past five years, member of the Compensation Committee; for more than the past five years, a director of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of IHC; for more than the past five years, sole proprietor of J. Tatum Capital, LLC, a registered investment advisor, located in Birmingham, Alabama, managing funds primarily for individual and trust clients; Chartered Financial Analyst for more than twenty-five years; since March 2011, a director of American Independence Corp., a public company traded on Nasdaq and a majority-owned subsidiary of IHC (“AMIC”); since March 2011, a member of the Audit Committee of AMIC.

The experiences, qualifications, attributes or skills that led the Board to conclude that Mr. Tatum should serve as one of IHC’s directors are described as follows:  Mr. Tatum has extensive executive experience in major organizations and has valuable expertise with financial issues, risk management and oversight.

Mr. Roy T.K. Thung 1990	71

Since March 2011, Chief Executive Officer, President and Chairman of the Board; since January 2000, Chief Executive Officer of IHC; since July 1999, President of IHC; for more than five years prior to July 1999, Executive Vice President and Chief Financial Officer of IHC; for more than the past five years, Executive Vice President of Geneve Corporation, a private company controlled by IHC’s controlling shareholder; for more than the past five years, a director of The Aristotle Corporation, a private company controlled by IHC’s controlling stockholder; since July 2002, a director of American Independence Corp., a public company traded on Nasdaq and a majority-owned subsidiary of IHC (“AMIC”); from November 2002 until March 2012, Chief Executive Officer and President of AMIC; since March 2012, Chief Executive Officer of AMIC; for more than the past five years, Chief Executive Officer and Chairman of the Board of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of IHC; for more than the past five years, Chairman of the Board of Madison National Life Insurance Company, Inc., a wholly owned subsidiary of IHC.

The experiences, qualifications, attributes or skills that led the Board to conclude that Mr. Thung should serve as one of IHC’s directors are described as follows:  Mr. Thung has extensive experience in diverse, complex businesses and transactions, including involving public companies in the insurance industry.

DIRECTORS’ COMPENSATION

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity.  IHC does not pay management directors for board service in addition to their regular employee compensation.  The Compensation Committee has the primary responsibility for reviewing and considering any revisions to director compensation.

During 2015, each non-employee (outside) director will be paid:

•

an annual retainer of $36,000;

•

$1,500 for each board or committee meeting attended;

•

$9,000 for service as chairman of a board committee; and

•

2,475 restricted shares of IHC common stock, vesting ratably over the three annual anniversaries of the award, and contingent upon continuing service as a director.

The following table summarizes compensation paid to IHC’s directors during 2014, except for Mr. Roy T.K. Thung, IHC’s Chief Executive Officer and President, Mr. David T. Kettig, Chief Operating Officer, Senior Vice President and Acting General Counsel, and Mr. Larry R. Graber, Chief Life and Annuity Actuary and Senior Vice President, for whom compensation is more fully described beginning on page 23 of this proxy statement.

Director Summary Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Mr. Allan C. Kirkman……………	$63,000	$32,843	$95,843
Mr. John L. Lahey……………….	$54,000	$32,843	$86,843
Mr. Steven B. Lapin (1)…………	--	--	--
Mr. James G. Tatum…………….	$63,000	$32,843	$95,843

(1)

Mr. Lapin received no compensation in connection with their service as IHC directors during 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

“Say-on- Pay” and “Say-on-Frequency”

The Compensation Committee considered the voting results of the advisory, non-binding “say-on-pay” vote at IHC’s 2014 Annual Meeting of Stockholders in connection with the discharge of its responsibilities.  IHC’s stockholders expressed their support of the compensation for our CEO, CFO and the three other most-highly compensated officers in respect of 2013, with a substantial majority of the votes cast voting to approve the compensation of IHC’s named executive officers described in IHC’s 2014 proxy statement.  Following the Compensation Committee’s review and consideration of this stockholder support, as well as the other factors discussed in more detail below, we determined to make no changes to our approach to executive compensation.

At IHC’s 2011 Annual Meeting of Stockholders, a majority of IHC’s stockholders voted for “say-on-pay” proposals to occur every three years.  In light of this voting result on the frequency of “say-on-pay” proposals, the Board decided that IHC will present “say-on-pay” proposals every three years until the next required vote on the frequency of stockholder votes on named executive officer compensation.  Accordingly, we held such a vote at our 2014 Annual Meeting of Stockholders and we currently expect to hold the next “say-on-pay” vote at IHC’s 2017 Annual Meeting of Stockholders.  We currently expect the next stockholder vote on the frequency of stockholder votes on named executive officer compensation to also occur at IHC’s 2017 Annual Meeting of Stockholders.

Compensation Objectives

Compensation of each of IHC’s executive officers is intended to be based on performance of IHC and the executive.  The Compensation Committee has responsibility for establishing and reviewing the compensation of IHC’s CEO and for reviewing the compensation for all of IHC’s executive officers.

In establishing executive officer compensation, the following are among the Compensation Committee’s objectives:

•

attract and retain individuals of superior ability and managerial talent;

•

ensure compensation is aligned with IHC’s corporate strategies, business objectives and the long-term interests of IHC’s stockholders; and

•

enhance incentives to increase IHC’s stock price and maximize stockholder value by providing a portion of total compensation in IHC equity and equity-related instruments.

IHC’s overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with IHC’s success and their contributions to such success.  To this end, base salary and bonus are designed to reward annual achievements and to be commensurate with an executive’s scope of responsibilities, demonstrated leadership abilities and management experience and effectiveness.  Other elements of compensation focus on motivating and challenging IHC’s executive officers to achieve superior, long-term, sustained results.

Implementation of Objectives

Salaries

The salary of an IHC executive officer is based on his or her level of responsibility, experience and qualifications and recent performance.  Adjustments to salary are made in response to changes in any of the foregoing factors and changes in market conditions.  Executive officer salaries are typically reviewed by the Compensation Committee every twelve months.  The Compensation Committee has sole authority to determine the compensation for IHC’s Chief Executive Officer.  Neither the Compensation Committee nor IHC has retained a compensation consultant or similar organization for assistance in reviewing or setting executive officer salaries or other compensation.

Cash Bonuses

Following the close of each fiscal year, IHC’s Chief Executive Officer and President makes determinations that are communicated to the Compensation Committee as to cash bonuses for IHC’s executive officers (excluding himself), based on an analysis of: (i) any contractual commitments set forth in an employment agreement; (ii) IHC’s performance in the year ended versus IHC’s plan for such year; and (iii) a subjective evaluation of a variety of factors as to each executive officer’s individual contribution during the year.  The Compensation Committee then convenes outside the presence of the Chief Executive Officer and President and, following appropriate deliberation, approves or ratifies bonuses for all IHC executive officers.

The salaries paid and annual bonuses awarded to IHC’s named executive officers in respect of 2014 are set forth in the Summary Compensation Table on page 23.

Equity Awards

IHC’s 2006 Stock Incentive Plan (the “Plan”) provides the opportunity for the Compensation Committee to make equity incentive awards to, among others, IHC’s executive officers.  The types of equity awards that may be granted under the Plan are:  (i) options; (ii) share appreciation rights (“SARs”); (iii) restricted shares, restricted share units (which are shares granted after certain vesting conditions are met) and unrestricted shares; (iv) deferred share units; and (v) performance awards.  The Compensation Committee determines the type and amount of the award with reference to factors that include the present value of the award relative to the executive officer’s salary and anticipated cash bonus, the anticipated importance of the executive’s position to IHC’s future results, and the size of the executive’s total compensation relative both to other executives within IHC and to compensation levels at other companies.

Within the limitations of the Plan, the Compensation Committee may modify an award to: (i) accelerate the rate at which an option or SAR may be exercised (including, without limitation, permitting an option or SAR to be exercised in full without regard to the installment or vesting provisions or whether the option or SAR is at the time exercisable); (ii) accelerate the vesting of any award; (iii) extend or renew outstanding awards; or (iv) accept the cancellation of outstanding awards.  However, the Compensation Committee may not, without stockholder approval, cancel an outstanding option that is underwater for the purpose of reissuing the option to a grantee within six months thereafter at a lower exercise price, or granting a replacement award of a different type.  Notwithstanding the foregoing provision, no modification of an outstanding award can materially and adversely affect a grantee’s rights thereunder, unless the grantee provides written consent, there is an express Plan provision permitting the Compensation Committee to act unilaterally to make the modification, or the Compensation Committee reasonably concludes that the modification is not materially adverse to the grantee.

Options

Incentive stock options (“ISOs”) and non-incentive stock options (“Non-ISOs”) may be granted under the Plan.  At the sole discretion of the Compensation Committee, any option may be exercisable, in whole or in part, immediately upon the grant thereof, or only after the occurrence of a specified event, or only in installments, which installments may vary.  The term of any option may not exceed ten years from the grant date; provided, however, that in the case of an ISO granted to an employee of IHC or any of its affiliates who owns stock representing more than ten percent (10%) of the voting stock on the grant date (“Employee Ten Percent Holder”), the term of the ISO shall not exceed five years from the grant date.  The exercise price of an option is determined by the Compensation Committee in its sole discretion; provided, however, that if an ISO is granted to an Employee Ten Percent Holder (as defined in the Plan), the per share exercise price shall not be less than 110% of the closing price per share on the NYSE on the grant date (“Fair Market Value”); and provided further that for all other options, the per share exercise price shall not be less than 100% of the Fair Market Value on the grant date.  Neither IHC nor the Compensation Committee can allow for a repricing without stockholder approval.

Each of IHC’s named executive officers holds stock options, having varying exercise prices and expiration dates (based on the date granted).  Please see the information set forth in the tables below for additional information.  IHC does not have a target level of stock ownership applicable to any of its employees, including the named executive officers.

Share Appreciation Rights (SARs)

The Compensation Committee may grant SARs either concurrently with the grant of an option or with respect to an outstanding option (in which case the SAR will extend to all or a portion of the shares covered by the related option, the exercise price is the same as the exercise price of the related option, and the SAR is exercisable at such time or times, and to the extent, that the related option will be exercisable), or independent of any option.  The Compensation Committee may also grant SARs that are exercisable only upon or in respect of a change in control (as defined in the Plan) or any other specified event.  The per share exercise price of a SAR cannot be less than 100% of the Fair Market Value, and the SARs may only be exercised when the Fair Market Value of the shares underlying the SAR exceeds the exercise price of the SAR.  Neither IHC nor the Compensation Committee can allow for a repricing without stockholder approval.

Restricted Shares, Restricted Share Units and Unrestricted Shares

Subject to applicable law, an award of 2,475 restricted shares (or such other amount that the Board may determine on a prospective basis) will be granted to each non-employee director of IHC on the date immediately following each annual meeting of IHC’s stockholders.  One-third of those restricted shares will vest on each of the next three annual anniversaries of the date the restricted shares were awarded.  In the event that a non-employee director terminates his or her membership on the Board for any reason, the director will immediately forfeit any unvested restricted shares.

At any time within the thirty-day period (or other shorter or longer period that the Compensation Committee selects in its sole discretion) in which a grantee who is a member of a select group of management or highly compensated employees receives an initial award of either restricted shares or restricted share units, the Compensation Committee may permit the grantee to irrevocably elect to defer the receipt of all or a percentage of the shares that would otherwise be transferred to the grantee upon the vesting of such award.

Deferred Share Units

The Compensation Committee may permit any director, consultant or member of a select group of management or highly compensated employees to irrevocably elect to forego the receipt of cash or other compensation (including shares), and in lieu thereof to have IHC credit to an internal Plan account a number of deferred share units having a Fair Market Value equal to the shares and other compensation deferred.

Performance Awards

The Compensation Committee may grant a performance award based on one or more of the following to measure IHC, affiliate, and/or business unit performance during a specified performance period: (i) gross or net premiums; (ii) profit margin; (iii) insured lives; (iv) basic, diluted, or adjusted earnings per share; (v) sales or revenue; (vi) earnings before interest, taxes, and other adjustments (in total or on a per share basis); (vii) basic or adjusted net income; (viii) returns on equity, assets, capital, revenue or similar measure; (ix) economic value added; (x) working capital; (xi) total stockholder return; and (xii) product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, or sales of assets of affiliates or business units. Performance measures may vary from performance period to performance period and from grantee to grantee.

A grantee will be eligible to receive payment in respect of a performance award only to the extent that the performance measure(s) for such award is achieved, and it is determined that all or some portion of such grantee’s award has been earned for the performance period.  The Compensation Committee reviews whether, and to what extent, the performance measure(s) for a particular performance period (of not less than one fiscal year) have been achieved and, if so, determines the amount of the performance award to be paid.  The Compensation Committee may use negative discretion to decrease, but not increase, the amount of the award otherwise payable based upon such performance.

At any time prior to the date that is at least six months before the close of a performance period (or shorter or longer period that the Compensation Committee selects), the Compensation Committee may permit a grantee who is a member of a select group of management or highly compensated employees to irrevocably elect to defer the receipt of all or a percentage of the cash or shares that would otherwise be transferred to the grantee upon the vesting of a performance award.

Termination, Rescission and Recapture of Awards

Each award under the Plan granted to an employee is intended to align such employee’s long-term interest with those of IHC.  Therefore, if the employee discloses confidential or proprietary information of IHC, provides services to a competitor of IHC, solicits a non-administrative employee of IHC, or has engaged in activities which conflict with IHC’s interests (including any breaches of fiduciary duty or the duty of loyalty), the employee is acting contrary to IHC’s long-term interests.  Accordingly, except as otherwise expressly provided in an award agreement, IHC may terminate any outstanding, unexercised, unexpired, unpaid, or deferred awards, rescind any exercise, payment or delivery pursuant to the award, or recapture any common stock (whether restricted or unrestricted) or proceeds from the employee’s sale of shares issued pursuant to the award.  Notwithstanding the foregoing, IHC may, in its sole and absolute discretion, choose not to terminate, rescind or recapture upon the occurrence of any of the foregoing events.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits IHC’s deductions for compensation paid to the named executive officers to $1 million unless certain requirements are met.  The policy of the Compensation Committee with respect to Section 162(m) of the Code is to establish and maintain a compensation program which will optimize the deductibility of compensation for IHC.  The Compensation Committee, however, reserves the right to use its judgment, where merited by the Compensation Committee’s need to respond to changing business conditions or by an executive officer’s individual performance, to authorize compensation which may not, in a specific case, be fully deductible to IHC.  No named executive officer received taxable compensation in 2014 in excess of the $1 million limitation provided by Section 162(m) of the Code.

Compensation Committee Report

The Compensation Committee assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible for establishing and approving the compensation of IHC’s executive officers.  The Compensation Committee has sole authority to determine the compensation for IHC’s Chief Executive Officer.  The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our Chief Executive Officer and our Chief Financial Officer.  Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be incorporated by reference in IHC’s 2014 Annual Report on Form 10-K and included in this proxy statement.

Compensation Committee

Mr. Allan C. Kirkman (Chairman)

Mr. John L. Lahey

Mr. James G. Tatum

Compensation Risk Assessment

The Compensation Committee, at its meeting on February 5, 2014, considered the Company's compensation policies and practices and concluded that they did not need to be modified.

Summary Compensation Table

The following table lists the annual compensation for IHC’s CEO, CFO and its three other most highly compensated executive officers in 2014 for the years 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Mr. Roy T.K. Thung…………	2014	443,885	338,000	--	158,400	(1)	988,252	(3)	28,583	(4)	1,957,120
Chief Executive Officer,	2013	437,348	308,000	--	264,825	(2)	(224,291)	(3)	20,558	(4)	806,440
President and Chairman	2012	428,773	308,000	--	--		1,018,594	(3)	24,503	(4)	1,779,870

Ms. Teresa A. Herbert……….	2014	270,436	157,500	--	42,570	(1)	--		23,871	(5)	494,377
Chief Financial Officer	2013	266,455	135,000	--	88,275	(2)	--		23,182	(5)	512,912
and Senior Vice President	2012	261,230	135,000	--	--		--		23,824	(5)	420,054

Mr. David T. Kettig…………	2014	345,456	250,000	--	47,520	(1)	--		19,448	(6)	662,424
Chief Operating Officer	2013	340,000	210,000	--	88,275	(2)	--		19,373	(6)	657,648
and Senior Vice President	2012	315,180	210,000	--	--		--		22,880	(6)	548,060

Mr. Michael Kemp …………	2014	321,295	376,680	--	--		--		23,533	(7)	721,508
Chief Underwriting Officer	2013	316,200	210,000	--	--		--		22,942	(7)	549,142
and Senior Vice President	2012	310,000	150,000	--	97,814		--		12,306	(7)	570,120

Mr. Larry R. Graber……….	2014	273,619	130,000	--	24,750	(1)	--		33,072	(8)	461,441
Chief Life and Annuity Actuary	2013	269,575	130,000	--	88,275	(2)	--		27,949	(8)	515,799
and Senior Vice President	2012	264,290	130,000	--	--		--		11,727	(8)	406,017

(1)

Represents the modification of fully vested options during 2014 to extend their expiration date.  The amount reported is the incremental fair value of the modified award as of the modification date.

(2)

Represents the modification of fully vested options during 2013 to extend their expiration date and impose a new, two-year vesting period.  The amount reported is the incremental fair value of the modified award as of the modification date.

(3)

Represents the increase (decrease) in the value of Mr. Thung’s Retirement Benefits Agreement with IHC plus the increase (decrease) in the value of the vested severance portion of Mr. Thung’s Employment Agreement with IHC for the year indicated.

(4)

Of the amount shown for 2014, $6,783 represents reimbursements related to the use of an automobile, $7,800 represents employer-matching contributions to Mr. Thung’s 401(k) account, $10,225 represents group life insurance premiums paid on Mr. Thung’s behalf and $3,775 represents employer contributions to Mr. Thung’s disability insurance.  Of the amount shown for 2013, $6,583 represents reimbursements related to the use of an automobile, $7,268 represents employer-matching contributions to Mr. Thung’s 401(k) account, $2,932 represents group life insurance premiums paid on Mr. Thung’s behalf and $3,775 represents employer contributions to Mr. Thung’s disability insurance.  Of the amount shown for 2012, $5,791 represents reimbursements related to the use of an automobile, $7,286 represents employer matching contributions to Mr. Thung’s 401(k) account, $7,651 represents group life insurance premiums paid on Mr. Thung’s behalf and $3,775 represents employer contributions to Mr. Thung’s disability insurance.

(5)

Of the amount shown for 2014, $12,878 represents reimbursements related to the use of an automobile, $6,986 represents employer-matching contributions to Ms. Herbert’s 401(k) account, $1,730 represents group life insurance premiums paid on Ms. Herbert’s behalf and $2,277 represents employer contributions to Ms. Herbert’s disability insurance.  Of the amount shown for 2013, $13,113 represents reimbursements related to the use of an automobile, $6,885 represents employer-matching contributions to Ms. Herbert’s 401(k) account, $907 represents group life insurance premiums paid on Ms. Herbert’s behalf and $2,277 represents employer contributions to Ms. Herbert’s disability insurance.  Of the amount shown for 2012, $12,756 represents reimbursements related to the use of an automobile, $6,750 represents employer matching contributions to Ms. Herbert’s 401(k) account, $2,041 represents group life insurance premiums paid on Ms. Herbert’s behalf and $2,277 represents employer contributions to Ms. Herbert’s disability insurance.

(6)

Of the amount shown for 2014, $10,058 represents reimbursements related to the use of an automobile, $3,900 represents employer-matching contributions to Mr. Kettig’s 401(k) account, $1,341 represents group life insurance premiums paid on Mr. Kettig’s behalf,  $1,600 represents employer contributions to Mr. Kettig’s health savings account and $2,549 represents employer contributions to Mr. Kettig’s disability insurance.  Of the amount shown for 2013, $10,058 represents reimbursements related to the use of an automobile, $3,825 represents employer-matching contributions to Mr. Kettig’s 401(k) account, $1,341 represents group life insurance premiums paid on Mr. Kettig’s behalf, $1,600 represents employer contributions to Mr. Kettig’s health savings account and $2,549 represents employer contributions to Mr. Kettig’s disability insurance.  Of the amount shown for 2012, $13,640 represents reimbursements related to the use of an automobile, $3,750 represents employer-matching contributions to Mr. Kettig’s 401(k) account, $1,341 represents group life insurance premiums paid on Mr. Kettig’s behalf, $1,600 represents employer contributions to Mr. Kettig’s health savings account and  $2,549 represents employer contributions to Mr. Kettig’s disability insurance.

(7)

Of the amount shown for 2014, $13,500 represents reimbursements related to the use of an automobile, $3,900 represents employer-matching contributions to Mr. Kemp’s 401(k) account, $2,007 represents group life insurance premiums paid on Mr. Kemp’s behalf, $1,450 represents employer contributions to Mr. Kemp’s health savings account and $2,676 represents employer contributions to Mr. Kemp’s disability insurance.  Of the amount shown for 2013, $13,500 represents reimbursements related to the use of an automobile, $3,825 represents employer-matching contributions to Mr. Kemp’s 401(k) account, $1,341 represents group life insurance premiums paid on Mr. Kemp’s behalf, $1,600 represents employer contributions to Mr. Kemp’s health savings account and $2,676 represents employer contributions to Mr. Kemp’s disability insurance.  Of the amount shown for 2012, $7,875 represents reimbursements related to the use of an automobile, $2,148 represents employer-matching contributions to Mr. Kemp’s 401(k) account, $894 represents group life insurance premiums paid on Mr. Kemp’s behalf, $1,054 represents employer contributions to Mr. Kemp’s health savings account and $335 represents employer contributions to Mr. Kemp’s disability insurance.

(8)

Of the amount shown for 2014, $13,500 represents reimbursements related to the use of an automobile, $3,823 represents employer-matching contributions to Mr. Graber’s 401(k) account, $10,669 represents group life insurance premiums paid on Mr. Graber’s behalf, $1,450 represents employer contributions to Mr. Graber’s health savings account and $3,630 represents employer contributions to Mr. Graber’s disability insurance.  Of the amount shown for 2013, $13,500 represents reimbursements related to the use of an automobile, $3,825 represents employer-matching contributions to Mr. Graber’s 401(k) account, $5,544 represents group life insurance premiums paid on Mr. Graber’s behalf, $1,450 represents employer contributions to Mr. Graber’s health savings account and $3,630 represents employer contributions to Mr. Graber’s disability insurance.  Of the amount shown for 2012, $3,675 represents employer-matching contributions to Mr. Graber’s 401(k) account, $5,544 represents group life insurance premiums paid on Mr. Graber’s behalf, $1,600 represents employer contributions to Mr. Graber’s health savings account and $908 represents employer contributions to Mr. Graber’s disability insurance.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information about unexercised stock options and unvested shares of restricted stock held as of December 31, 2014.

			Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Roy T.K. Thung	176,000 16,500 41,250	(1)	-- -- 41,250	(2)	$9.09 $7.11 $9.99	January 5, 2017 March 16, 2016 March 19, 2018	--	--
Teresa A. Herbert	47,300 11,000 13,750	(1)	-- -- 13,750	(2)	$9.09 $7.11 $9.99	January 5, 2017 March 16, 2016 March 19, 2018	--	--
David T. Kettig	52,800 11,000 13,750	(1)	-- -- 13,750	(2)	$9.09 $7.11 $9.99	January 5, 2017 March 16, 2016 March 19, 2018	--	--
Michael Kemp	7,150 11,000 9,900 8,000	(3) (3) (3) (3)	-- -- 4,950 4,000		$7.86 $7.28 $9.75 $9.46	August 10, 2016 November 9, 2016 March 15, 2017 December 17, 2017	--	--
Larry R. Graber	27,500 11,000 13,750	(1)	-- -- 13,750	(2)	$9.09 $7.11 $9.99	January 5, 2017 March 16, 2016 March 19, 2018	--	--

(1)

Stock appreciation rights granted on March 16, 2011 were fully vested as of December 31, 2014.

(2)

Stock options modified on March 19, 2013 vest in one-half increments annually beginning on the first anniversary of the grant.

(3)

Stock appreciation rights are exercisable in one-third increments annually beginning on the first anniversary of the grant.  The grants dates of Mr. Kemp’s awards were, respectively: August 10, 2011; November 9, 2011; March 15, 2012; and December 17, 2012.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Roy T.K. Thung	0	519,200 (1)	--	--
Teresa A. Herbert	--	--	--	--
David T. Kettig	--	--	--	--
Michael Kemp	--	--	--	--
Larry R. Graber	--	--	--	--

(1)

Represents the difference between the market price of the underlying securities as of the exercise date of the SARs and the exercise price of the SARs that were exercised during the fiscal year ended December 31, 2014.

Potential Payments to Named Executive Officers

With Mr. Thung

IHC is party to a Retirement Benefits Agreement with Mr. Roy T.K. Thung, dated as of September 30, 1991, and amended by amendments dated as of December 20, 2002, June 17, 2005 and December 31, 2008, respectively, pursuant to which Mr. Thung is entitled to a lump-sum cash payment upon a “separation from service” from IHC of $1,659,556.96, increasing on a cumulative, compounding basis of 6% per annum from December 31, 2008.  “Separation from service” is as defined under U.S. Treasury Regulations 1.409A-1(h)(1), and would generally include Mr. Thung’s death, retirement or any other termination of employment, including permanent disability.  For example, had this provision been triggered on December 31, 2014, Mr. Thung would have been entitled to receive a payment in the amount of $2,354,113.

IHC is party to the Officer Employment Agreement by and between IHC and Mr. Roy T.K. Thung, IHC’s Chief Executive Officer, President and Chairman of the Board of Directors, dated as of May 11, 2011.  Under this employment agreement, if Mr. Thung’s employment by IHC or its affiliate were to cease under certain circumstances, Mr. Thung would be entitled to receive a lump-sum severance amount equal to the average annual aggregate total compensation received by Mr. Thung during the preceding five years, adjusted pro rata for the applicable severance period.  The applicable severance period would be the longer of: (i) twelve months; and (ii) a number of months equal to the aggregate number of years of service of Mr. Thung to IHC and its affiliates.  The circumstances under which such severance would be paid are: (i) Mr. Thung’s employment by IHC being involuntarily terminated under circumstances that would not constitute “cause” (examples of “cause” being Mr. Thung’s material failure to follow IHC’s lawful directions, material failure to follow IHC’s corporate policies, breach of the non-compete covenants in the employment agreement or his engaging in unlawful behavior that would damage IHC or its reputation); (ii) such employment being voluntarily terminated under circumstances that would constitute “good reason” (examples of “good reason” being in connection with IHC’s  material breach of its obligations under the employment agreement); (iii) upon Mr. Thung’s death or permanent disability; (iv) upon IHC’s non-renewal of the employment agreement; or (v) upon a change in control of IHC or its ultimate parent.   In addition, under the agreement, Mr. Thung is entitled to an incentive payment upon the disposition of a strategic asset of IHC equal to 3% of the amount above which the consideration received by IHC for such disposition exceeds the book value of such asset as of March 31, 2011.  Similarly, any termination of the agreement other than for “cause” triggers an incentive payment to Mr. Thung in respect of such appreciation in book value of IHC overall.  The initial term of Mr. Thung’s employment agreement is through December 31, 2014, but, by its terms, it will be automatically extended for successive two-year periods unless one hundred twenty days’ prior notice of non-renewal is given by IHC.  For example, had the severance provisions in Mr. Thung’s agreement been triggered on December 31, 2014, Mr. Thung would have been entitled to receive (i) a lump-sum payment of approximately $1,855,000; and (ii) approximately $62,429 per month for thirty-eight months (approximately $4,227,302 in the aggregate).

With Ms. Herbert

IHC is party to the Officer Employment Agreement, by and between IHC and Ms. Teresa A. Herbert, IHC’s Chief Financial Officer and Senior Vice President, dated as of April 18, 2011.  Under this employment agreement, if Ms. Herbert’s employment by IHC or its affiliate were to cease under certain circumstances, Ms. Herbert would be entitled to receive a severance amount equal to the average annual aggregate total compensation received by Ms. Herbert during the preceding five years, adjusted pro rata for the applicable severance period.  The applicable severance period would be the longer of: (i) twelve months; and (ii) a number of months equal to the aggregate number of years of service of Ms. Herbert to IHC and its affiliates, not to exceed twenty-four months.  The circumstances under which such severance would be paid are (i) Ms. Herbert’s employment by IHC being involuntarily terminated under circumstances that would not constitute “cause” (examples of “cause” being Ms. Herbert’s material failure to follow IHC’s lawful directions, material failure to follow IHC’s corporate policies, breach of the non-compete covenants in the employment agreement or her engaging in unlawful behavior that would damage IHC or its reputation), or (ii) such employment being voluntarily terminated under circumstances that would constitute “good reason” ( examples of “good reason” being in connection with IHC’s (or its successor’s) material breach of its obligations under the employment agreement or upon IHC’s non-renewal of the employment agreement).  The initial term of Ms. Herbert’s employment agreement is two years from the date it was entered into, but, by its terms, it will be automatically extended for successive two-year periods unless one hundred twenty days’ prior notice of non-renewal is given by IHC.  For example, had the severance provision in Ms. Herbert’s agreement been triggered on December 31, 2014, Ms. Herbert would have been entitled to receive approximately $34,653 per month for twenty-four months ($831,672 in the aggregate).

With Mr. Kettig

IHC is party to the Officer Employment Agreement, by and among IHC, Standard Security Life Insurance Company of New York (“SSL”), a wholly owned subsidiary of IHC, and Mr. David T. Kettig, IHC’s Chief Operating Officer, Senior Vice President and Acting General Counsel, dated as of April 18, 2011.  Under this employment agreement, if Mr. Kettig’s employment by SSL or its affiliate were to cease under certain circumstances, Mr. Kettig would be entitled to receive a severance amount equal to the average annual aggregate total compensation received by Mr. Kettig during the preceding five years, adjusted pro rata for the applicable severance period.  The applicable severance period would be the longer of: (i) twelve months; and (ii) a number of months equal to the aggregate number of years of service of Mr. Kettig to IHC and its affiliates, not to exceed twenty-four months.  The circumstances under which such severance would be paid are (i) Mr. Kettig’s employment by SSL being involuntarily terminated under circumstances that would not constitute “cause” ( examples of “cause” being Mr. Kettig’s material failure to follow SSL’s or IHC’s lawful directions, material failure to follow SSL’s or IHC’s corporate policies, breach of the non-compete covenants in the employment agreement or his engaging in unlawful behavior that would damage SSL, IHC or their respective reputations), or (ii) such employment being voluntarily terminated under circumstances that would constitute “good reason” ( examples of “good reason” being in connection with SSL’s (or its successor’s) material breach of its obligations under the employment agreement or upon SSL’s non-renewal of the employment agreement).   The initial term of Mr. Kettig’s employment agreement is two years from the date it was entered into, but, by its terms, it will be automatically extended for successive two-year periods unless one hundred twenty days’ prior notice of non-renewal is given by SSL.  For example, had the severance provision in Mr. Kettig’s agreement been triggered on December 31, 2014, Mr. Kettig would have been entitled to receive approximately $45,453 per month for twenty-four months ($1,090,872 in the aggregate).

With Mr. Kemp

IHC is party to the Officer Employment Agreement, by and among IHC, IHC Risk Solutions, LLC (“IHCRS”), a subsidiary of IHC, and Mr. Michael Kemp, IHC’s Chief Underwriting Officer and Senior Vice President, dated as of May 22, 2012.  Under this employment agreement, if Mr. Kemp’s employment by IHCRS or its affiliate were to cease under certain circumstances, Mr. Kemp would be entitled to receive a severance amount equal to the average annual aggregate total compensation received by Mr. Kemp during the preceding five years, adjusted pro rata for the applicable severance period.  The applicable severance period would be the longer of: (i) twelve months; and (ii) 3.5 plus a number of months equal to the aggregate number of years of service of Mr. Kemp to IHC and its affiliates, not to exceed twenty-four months.  The circumstances under which such severance would be paid are (i) Mr. Kemp’s employment by IHCRS being involuntarily terminated under circumstances that would not constitute “cause” ( examples of “cause” being Mr. Kemp’s material failure to follow IHCRS’s or IHC’s lawful directions, material failure to follow IHCRS’s or IHC’s corporate policies, breach of the non-compete covenants in the employment agreement or his engaging in unlawful behavior that would damage IHCRS, IHC or their respective reputations), or (ii) such employment being voluntarily terminated under circumstances that would constitute “good reason” ( examples of “good reason” being in connection with IHCRS’s (or its successor’s) material breach of its obligations under the employment agreement or upon IHCRS’s non-renewal of the employment agreement).   The initial term of Mr. Kemp’s employment agreement is two years from the date it was entered into, but, by its terms, it will be automatically extended for successive two-year periods unless one hundred twenty days’ prior notice of non-renewal is given by IHCRS.  For example, had the severance provision in Mr. Kemp’s agreement been triggered on December 31, 2014, Mr. Kemp would have been entitled to receive approximately $48,415 per month for twelve months ($580,980 in the aggregate).

With Mr. Graber

IHC is party to the Officer Employment Agreement, by and among IHC, Madison National Life Insurance Company, Inc. (“MNL”), a wholly owned subsidiary of IHC, and Mr. Larry R. Graber, IHC’s Chief Life and Annuity Actuary and Senior Vice President, dated as of April 18, 2011.  Under this employment agreement, if Mr. Graber’s employment by MNL or its affiliate were to cease under certain circumstances, Mr. Graber would be entitled to receive a severance amount equal to the average annual aggregate total compensation received by Mr. Graber during the preceding five years, adjusted pro rata for the applicable severance period.  The applicable severance period would be the longer of: (i) twelve months; and (ii) a number of months equal to the aggregate number of years of service of Mr. Graber to IHC and its affiliates, not to exceed twenty-four months.  The circumstances under which such severance would be paid are (i) Mr. Graber’s employment by MNL being involuntarily terminated under circumstances that would not constitute “cause” ( examples of “cause” being Mr. Graber’s material failure to follow MNL’s or IHC’s lawful directions, material failure to follow MNL’s or IHC’s corporate policies, breach of the non-compete covenants in the employment agreement or his engaging in unlawful behavior that would damage MNL, IHC or their respective reputations), or (ii) such employment being voluntarily terminated under circumstances that would constitute “good reason” ( examples of “good reason” being in connection with MNL’s (or its successor’s) material breach of its obligations under the employment agreement or upon MNL’s non-renewal of the employment agreement).   The initial term of Mr. Graber’s employment agreement is two years from the date it was entered into, but, by its terms, it will be automatically extended for successive two-year periods unless one hundred twenty days’ prior notice of non-renewal is given by MNL.  For example, had the severance provision in Mr. Graber’s agreement been triggered on December 31, 2014, Mr. Graber would have been entitled to receive approximately $32,867 per month for eighteen months ($591,606 in the aggregate).

Stock Incentive Plans

Under the terms of IHC’s stock incentive plans, the Compensation Committee is obligated to make appropriate provision for the holders of awards thereunder in the event of a change in control of IHC or similar event.  The specifics of such an occurrence cannot be anticipated, and thus the prospective effect upon IHC cannot reliably be quantified.

Equity Compensation Plans

The following table sets forth certain information as of March 18, 2015 with respect to compensation plans under which shares of IHC common stock may be issued.

Equity Compensation Plan Information

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by stockholders	600,080	$9.34	377,286

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in oversight of the financial reporting process, including the effectiveness of internal accounting and financial controls and procedures, and controls over the accounting, auditing and quality of financial reporting practices of IHC.  The Audit Committee operates under a written charter adopted by the Board.

Management of IHC has primary responsibility for the financial reporting process, the preparation of financial statements in conformity with U.S. generally accepted accounting principles, the system of internal controls and the establishment of procedures designed to insure compliance with accounting standards and applicable laws and regulations.  KPMG is responsible for auditing IHC’s financial statements.  The Audit Committee’s responsibility is to monitor and review these processes and procedures.  Audit Committee members are not professionally engaged in the practice of accounting or auditing.  The Audit Committee relies on the information provided to it, including the representations of management that the financial statements have been prepared with integrity and objectivity, and the representations of management and the opinion of KPMG that such financial statements are fairly presented, in all material respects, in conformity with U.S. generally accepted accounting principles.

The Audit Committee also reviewed the Report of Management on Internal Control over Financial Reporting contained in IHC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 prior to filing such report with the SEC, as well as KPMG’s Reports of Independent Registered Public Accounting Firm (also included in IHC’s Annual Report on Form 10-K) and KPMG’s reports related to the audit of IHC’s consolidated financial statements.  The Audit Committee continues to oversee IHC’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2015.

The Audit Committee met with management periodically during the year to consider the adequacy of IHC’s internal controls and the objectivity of its financial reporting.  The Audit Committee discussed these matters with appropriate IHC financial and internal audit personnel and with KPMG.  The Audit Committee also discussed with IHC’s senior management the process used for certifications by IHC’s chief executive officer and chief financial officer which are required for certain filings with the SEC.

The Audit Committee appointed KPMG as IHC’s independent registered public accounting firm after reviewing the firm’s performance and independence from management.

The Audit Committee reviewed with management and KPMG, IHC’s audited financial statements and met separately with both management and KPMG to discuss and review those financial statements and reports prior to issuance.  Management has represented to the Audit Committee that the financial statements were prepared in conformity with U.S. generally accepted accounting principles.  KPMG’s report states the firm’s opinion that such financial statements are fairly presented, in all material respects, in conformity with U.S. generally accepted accounting principles.

The Audit Committee has reviewed and discussed with KPMG its independence from IHC and its management.  The Audit Committee received from KPMG the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  This letter relates to KPMG’s independence from IHC.  The Audit Committee also discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) to the extent applicable.  The Audit Committee implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by KPMG, and discussed with KPMG its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that IHC’s audited financial statements be included in IHC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Audit Committee Members

Mr. James G, Tatum (Chairman)

Mr. Allan C. Kirkman

Mr. John L. Lahey

AUDIT AND NON-AUDIT FEES

The following table sets forth fees for services KPMG provided to IHC during 2014 and 2013:

	2014	2013
Audit fees	$1,601,000	$1,535,000
Audit-related fees	--	--
Tax fees	--	--
All other fees	--	--
Total	$1,601,000	$1,535,000

•

Audit Fees.  Represents fees for professional services provided for the audit of IHC’s annual financial statements, the review of IHC’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

The Audit Committee has determined that the provision of non-audit services by KPMG is compatible with maintaining KPMG’s independence.  Any such engagement of KPMG to provide non-audit services to IHC must be pre-approved by the Audit Committee.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

KPMG audited IHC’s annual financial statements for the year ended December 31, 2014.  The Audit Committee has appointed KPMG to be IHC’s independent registered public accounting firm for the year ending December 31, 2015.  The stockholders are asked to ratify this appointment at the annual meeting.  Representatives of KPMG will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Vote Required For Ratification

The Audit Committee is responsible for selecting IHC’s independent registered public accounting firm.  Accordingly, stockholder approval is not required to appoint KPMG as IHC’s independent registered public accounting firm for 2015.  The Board believes, however, that submitting the appointment of KPMG to the stockholders for ratification is a matter of good corporate governance.  If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent registered public accounting firm.

The ratification of the appointment of KPMG as IHC’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

OTHER MATTERS

IHC’s by-laws require stockholders to give advance notice of any proposal intended to be presented at the annual meeting.  The deadline for this notice has passed and IHC has not received any such notice.  If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Proxy Solicitation

IHC will bear all costs of this proxy solicitation.  In addition to soliciting proxies by this mailing, IHC expects that its directors, officers and regularly engaged employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation.  IHC will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Stockholder Proposals for 2016 Annual Meeting

Stockholder proposals intended to be presented at IHC’s 2016 annual meeting must be received by IHC no later than December 1, 2015 (pursuant to Rule 14a-8 of the Exchange Act, 120 days before the anniversary of the prior year’s mailing date) to be eligible for inclusion in IHC’s proxy statement and form of proxy for next year’s meeting.  Proposals should be addressed to Independence Holding Company, Attention: Corporate Secretary, 485 Madison Avenue, 14th Floor, New York, New York 10022.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at the 2016 annual meeting, the federal securities laws require stockholders to give advance notice of such proposals.  The required notice must (pursuant to Rule 14a-4 of the Exchange Act), be given no less than 45 days in advance of the one year anniversary date of the date on which IHC first sent its proxy materials for the immediately preceding annual meeting.  Accordingly, with respect to IHC’s 2016 annual meeting of stockholders, notice must be provided to Independence Holding Company, Attention: Corporate Secretary, 485 Madison Avenue, 14th Floor, New York, New York 10022 no later than February 28, 2016.  If a stockholder fails to provide timely notice of a proposal to be presented at the 2015 Annual Meeting, the chairman of the meeting will declare it out of order and disregard any such matter.

By order of the Board of Directors,
Loan Nisser
Vice President and Secretary